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                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors
American Card Technology, Inc.

  We have audited the accompanying balance sheet of American Card Technology, Inc. (a development stage company) as of December 31, 1997, and the related statements of operations and cash flows for the years ended December 31, 1996 and 1997 and the statements of stockholders' deficit for each of the years (period) from June 21, 1994 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Card Technology, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note I to the financial statements, the Company's dependence on outside financing, lack of existing commitments from lenders to provide necessary financing, lack of sufficient working capital, and losses since inception raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                             BDO Seidman, LLP




          New York, New York
          March 10, 1998, except for
          Note 8, which is as of
          July 9, 1998






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